EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Registration Statement on Form S-1 (File No. 333-257890) of our report dated April 17, 2023, relating to the financial statements of Bloomios, Inc. for the years ended December 31, 2022 and 2021 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Certified Public Accountants

Lakewood, CO

April 17, 2023